EXHIBIT 99.2

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
January 20, 2005

Contact:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
sreinkensmeyer@cns.com	mbriggs@psbpr.com
Nasdaq Symbol: CNXS

CNS, Inc. Reports Strong Fiscal 2005 Third-Quarter Results

•	Third-quarter net sales of $28.7 million and fully diluted earnings per share of $0.30 exceed expectations
•	Revenue growth of 9% driven by strong Breathe Right nasal strip sales
•	Company increases its estimate for fiscal 2005 earnings to $0.74 to $0.79 per fully diluted share versus $0.59 in the prior-year

        MINNEAPOLIS, January 20 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for the fiscal 2005 third quarter ended December 31, 2004.

        Net sales for the fiscal third quarter were $28.7 million, up 9 percent from $26.4 million in the prior-year period. Net income totaled $4.4 million, or $0.30 per fully diluted share, exceeding the company’s estimate of $0.13 to $0.16 per fully diluted share. For the same period in the prior year, net income was $1.2 million, or $0.08 per fully diluted share.

        For the first nine months of fiscal 2005, CNS reported net sales of $65.3 million versus $64.5 million in the same period last year. Net income year-to-date grew 17 percent to $9.6 million, or $0.65 per fully diluted share, versus $8.2 million, or $0.57 per fully diluted share, in the first nine months of the prior year.

        “Third-quarter profitability well exceeded our expectations on sales that were stronger than anticipated across all business units,” said Marti Morfitt, CNS’ president and CEO. “Growth efforts initiated in the first six months of this fiscal year are beginning to deliver sales and profit growth. Our team remains focused on generating continued strong consumer demand for our growing range of products.”

        CNS initiatives to expand the market penetration of Breathe Right nasal strips in the U.S. and abroad, and further grow the FiberChoice® brand, include:

(more)

CNS, Inc. Reports Fiscal 2005 Third-Quarter Results

•	The successful relaunch of clear nasal strips, which began late in the September 2004 quarter, targeting consumers with sensitive skin types;

•	Marketing testing designed to drive significant long-term growth in household penetration and consumer demand for Breathe Right nasal strips;

•	Preparation of two new products for launch under the FiberChoice brand, and the possible launch of new products under the Breathe Right brand. CNS is continuing to evaluate the benefit of launching new Breathe Right products in fiscal 2006, and may decide based on the positive current trends and market testing results achieved this year, to forego a new product introduction in favor of continued focus on Breathe Right nasal strips. The company expects to announce its final decision with the fourth quarter earnings release; and,

•	Continued efforts in key international markets to build a foundation for strong growth in fiscal 2006, most significantly Japan, where CNS is dramatically reducing inventories and has reached a new distribution agreement to more closely align CNS revenues with consumer demand.

        The gross margin rate for the third fiscal quarter was 75 percent, including a one-time benefit related to receipt of an import duty refund of $1.1 million. Excluding the one-time import duty refund, fiscal year-to-date gross margin was approximately 70 percent, up one percentage point versus the prior year, due primarily to lower product costs.

        Advertising and promotion for the quarter ended December 31, 2004, was $10.7 million, down 14 percent compared to the same period in the prior year. Consistent with the company’s earlier communications, advertising and promotion expense for fiscal 2005 was phased more evenly and earlier in the fiscal year to support the increased allergy usage of nasal strips in the first half of the fiscal year and the relaunch of clear nasal strips in the second quarter.

        CNS generated $11.2 million in cash from operations during the nine months ending December 31, 2004, and ended the period with $58.2 million in cash and marketable securities. Yesterday, the company announced a quarterly dividend of $0.05 per share, payable on March 4, 2005, to shareholders of record as of February 18, 2005.

Third-Quarter Product Results

        Domestic Breathe Right sales in the 2005 third quarter totaled $21.8 million, up 12 percent versus $19.5 million in the year-ago period. Strong growth in Breathe Right nasal strips resulted from the relaunch of clear nasal strips, underpinned by a strong new advertising message.

        International sales of Breathe Right products in the 2005 third quarter totaled $3.9 million compared to $4.6 million in the same period last year. Growth in several European markets offset limited product

(more)

CNS, Inc. Reports Fiscal 2005 Third-Quarter Results

shipments to the company’s distributor in Japan, which continues to work through excess inventory. CNS expects stronger sales volumes in Japan during the fiscal fourth quarter and in fiscal 2006.

        Sales of FiberChoice chewable fiber tablets grew 28 percent to $3.0 million in the third quarter versus $2.3 million in the prior-year period, continuing a strong growth trend behind its proven advertising message and growing consumer loyalty.

CNS Introduces Two New FiberChoice Fiber Products

        In November 2004, CNS announced the introduction of two new, innovative products under its FiberChoice® brand. The products, which will begin shipping to retailers in March 2005, are:

•	FiberChoice tropical orange Fiber Drops – a low-sugar, hard candy fiber drop; and

•	FiberChoice sugar-free chewable fiber tablets in Assorted Fruit Flavors.

        “We are pleased to further extend our successful FiberChoice brand with these two new product offerings,” said Morfitt. “Both are expected to add incremental sales to our rapidly growing FiberChoice brand.”

Company Raises Outlook for Remainder of Fiscal 2005

        CNS has raised its estimated range of sales and earnings per share for the current fiscal year. For the 2005 fiscal year ending March 31, 2005, CNS anticipates that sales will be between $88 million and $91 million, a 1 percent to 5 percent increase versus the prior year. CNS estimates fully diluted earnings per share to be between $0.74 and $0.79, an increase of 25 percent to 34 percent over fiscal 2004.

        CNS anticipates net sales in the range of $23 million to $25.5 million for the fiscal fourth quarter ending March 31, 2005, compared to net sales of $22.5 million in the fourth quarter of last year. Fourth-quarter earnings are estimated to grow to between $0.09 and $0.14 per fully diluted share, versus earnings of $0.02 per fully diluted share in the prior-year period.

Conference Call Webcast

        A conference call to review the third-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the third-quarter conference call may also be

(more)

CNS, Inc. Reports Fiscal 2005 Third-Quarter Results

accessed by dialing toll-free 800-405-2236, conference call ID 11021014, between 6 p.m. CT on Thursday, January 20, until 6 p.m. CT on Thursday, January 27.

About CNS, Inc.

        CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The Company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the Company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2004. This news release contains forward-looking statements, which involve risks and uncertainties.

(more)

CNS, Inc. Reports Fiscal 2005 Third-Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudtied)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2004	2003	2004	2003

Net sales	$28,737	$26,395	$65,310	$64,514
Cost of goods sold	7,099	8,396	18,208	20,321

Gross profit	21,638	17,999	47,102	44,193

Operating expenses:
Advertising and promotion	10,721	12,516	21,520	21,190
Selling, general and administrative	4,506	3,737	11,605	10,499

Total operating expenses	15,227	16,253	33,125	31,689

Operating income	6,411	1,746	13,977	12,504
Investment income	256	160	670	538

Income before income taxes	6,667	1,906	14,647	13,042
Income tax expense	2,262	716	5,084	4,836

Net income	$4,405	$1,190	$9,563	$8,206

Diluted net income per share	$.30	$.08	$.65	$.57

Weighted average number of common and
potential common shares outstanding	14,740	14,773	14,648	14,493

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	December 31, 2004	March 31, 2004

Current assets:
Cash and marketable securities	$58,233	$49,421
Accounts receivable, net	14,187	11,394
Inventories	4,365	4,132
Other current assets	4,032	4,843

Total current assets	80,817	69,790
Long-term assets	3,430	3,744

Total assets	$84,247	$73,534

Current liabilities	17,974	14,890
Stockholders' equity	66,273	58,644

Total liabilities and stockholders' equity	$84,247	$73,534

###